Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION UPDATES THIRD QUARTER FINANCIAL RESULTS
     CHARLOTTE, N.C., Aug 9, 2006 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider primarily focused on the diagnosis and treatment of cardiovascular disease, today announced that it has updated its previously released third quarter financial results due to information received after its original release on Thursday, August 3, 2006. This update to MedCath’s third quarter financials resulted primarily from a revision to the estimate made for Medicare Disproportionate Share Hospital (DSH) payments for the fiscal year 2005.
     The primary method for a hospital to qualify for Medicare DSH reimbursement is based on a statutory formula that utilizes the percentage of inpatient days attributable to patients eligible for Medicaid, but not eligible for Medicare Part A and a base formula called the Supplemental Security Income (SSI) percentage, which is released annually for the previous year by the Centers for Medicare and Medicaid Services.
     Subsequent to the release of MedCath’s operating results for the period ended June 30, 2006, the Company became aware that the 2005 SSI percentages were available. In reviewing the 2005 SSI percentages, management determined that one of MedCath’s hospitals previously estimated to be eligible for DSH payments for fiscal year 2005 is not eligible for such payments. Based on this new information, MedCath has updated its previously issued financial results. As such, in comparison to the Company’s previously reported results, the updated financial results reflect $1.2 million lower net revenue, income from operations and Adjusted EBITDA, and $470,000 lower income from continuing operations. Earnings from continuing operations per diluted share, previously reported to be $0.30, are $0.27.
     For the fiscal third quarter, MedCath’s net revenue increased 5.6% to $189.8 million from $179.8 million; Adjusted EBITDA increased 16.5% to $28.8 million from $24.7 million; and income from operations increased 13.2% to $17.2 million from $15.2 million. MedCath’s income from continuing operations was $5.3 million, or $0.27 per diluted share, up from $2.6 million or $0.13 per diluted share in the third quarter of fiscal 2005.

Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; gain or loss on disposal of property, equipment and other assets; impairment of long-lived assets; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Upon completion of the pending divestiture of its ownership in Tucson Heart Hospital, MedCath will own interest and operate eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and Forward Looking Statements” in MedCath’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006. A copy of this report, including exhibits, is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.